Enertopia Corporation
 950-1130 West Pender Street
British Columbia, Canada V6E 4A4

CONFIDENTIAL

April 10, 2014

Lexaria Corp.
950 1130 West Pender Street
Vancouver, BC
V6E 4A4

Attention: Mr. Chris Bunka, President

Dear: Chris

Re: Letter of Intent

This Letter of Intent ("LOI") shall set forth the basic terms of the recent discussions between Enertopia Corporation, or its wholly-owned subsidiary ("Enertopia") and Lexaria Corp., or its wholly-owned subsidiary ("Lexaria") (collectively, the "Parties") with regard to the ownership by Enertopia of a 51% interest in the business, and the ownership by Lexaria of a 49% interest in the business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, and selling marihuana for medical purposes under the MMPR (the "Business").

1.

Acquisition Structure. In accordance with the terms of a formal and definitive Agreement to be entered into between Enertopia and Lexaria (the "Definitive Agreement"), Enertopia shall own 51% ownership interest in the Business (the "Enertopia Ownership") and Lexaria shall own 49% ownership interest in the Business (the “Lexaria Ownership”). Within 10 days, Enertopia shall contribute $45,000 and Lexaria shall contribute $55,000 to the Business

Upon the execution of this LOI, Enertopia and Lexaria shall structure a joint venture for legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, and selling marihuana for medical purposes under the MMPR. At such time the Parties will be deemed to have formed a joint venture for the operation, management and further development of the Business (the "Joint Venture"). Lexaria will pay 55% of all costs to earn its 49% net Ownership Interest and Enertopia will pay 45% of all costs to earn its 51% Ownership Interest. A total of 500,000 Definitive Agreement Shares shall be issued to Enertopia, held in escrow (the "Escrow Shares") by Lexaria's solicitors until such date as the License (as hereinafter defined) has been obtained by Enertopia (the "Effective Date"). Upon occurrence of the Effective Date, the Escrow Shares will be released from escrow. In the event the Effective Date does not occur within 12 months of the date of the Definitive Agreement (the "Execution Date"), the Definitive Agreement Shares shall be cancelled and returned to treasury.

The joint venture shall be responsible to:

(a)	Source and secure a suitable location or locations from which to conduct the Business; and,

	(b)	Acquire the necessary construction, operations and management expertise to build, operate and manage the Business; and,

	(c)	Agree unanimously on an appropriate funding schedule for all aspects of building, growing and operating the Business; and,

	(d)	Agree unanimously on each capital expenditure incurred by the Business of more than $100,000, and on each salary, wage or bonus offered by the Business of more than $100,000 per annum; and

	(e)	Agree unanimously on a framework for eventual but regular profit distribution based upon the 51% / 49% net ownership stakes; and

	(f)	Receive all municipal, police, fire and necessary approvals to apply for a Licensed Producer (LP) under the Health Canada MMPR; and

	(g)	Operate, expand and manage the business at all times in compliance with all relevant regulations and with best efforts towards maximum efficiencies and profitability.

2.	Warranties.

	a.	Enertopia warrants that it is a company duly incorporated and in good standing under the laws of the State of Nevada.

b.

Enertopia warrants that it will make all best efforts, as majority owner of the Business, to make an application to Health Canada to obtain a license to designating Enertopia as a "Licensed Producer" under MMPR (the "License") as soon as possible following the formation of the Joint Venture..

	c.	Lexaria warrants that it is a company duly incorporated and in good standing under the laws of the State of Nevada

3.

Definitive Agreement. Acceptance of this LOI shall be followed by the negotiation and acceptance of the Definitive Agreement which shall incorporate the terms and conditions of this LOI and such other terms, conditions, representations and warranties as are customary for transactions of this nature or as may be reasonably requested by the Parties including provisions relating to the transfer, sale or other disposition of an ownership interest by a Party and governance and operation of the Joint Venture. This LOI does not set forth all of the matters upon which agreement must be reached in order for the proposed transaction to be consummated.

4.

Management Agreements. The Definitive Agreement will provide for the recognition of management/consulting agreements for certain employees or consultants of the Joint Venture pursuant to which such individuals will receive as yet unknown compensation (the "Management Compensation"). The Management Compensation shall be payable out of the net profits of the Business, provided however that any shortfall due to insufficient net profits shall be covered by the Joint Venture. Terms of each management/consulting agreement to be agreed upon with each individual third party and either the Joint Venture or either Enertopia or Lexaria, by mutual agreement, as the case may be, and to be entered into not later than April 30, 2014.

5.

Binding Nature. Except for Sections 7, 8, 9 and 10, which are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this LOI and that the legal obligations and the liabilities of the Parties will arise only upon the duly authorized execution and delivery of the Agreement and the approval of the board of directors of each of the Parties. In the event that either Party is not satisfied with its due diligence investigations of the other Party, it may terminate this LOI upon written notice to the other Party and, in such event, neither Party shall have any further liability to the other Party, save for obligations set forth in Section 7 and 9.

6.	Conditions Precedent. Execution of the Agreement shall be conditional upon:

a.

Due Diligence. Completion of a satisfactory due diligence review by each of Enertopia and Lexaria which due diligence review shall be completed or this condition waived on or before execution of the Agreement; and

	b.	Board Approval. Approval by the board of directors of Enertopia and Lexaria prior to execution of the Agreement.

7.

Expenses. Each Party shall be responsible for such Party's own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this LOI and all legal and accounting fees and disbursements relating to preparing the Agreement or otherwise relating to the Acquisition.

8.

Access to Information. Upon acceptance of this LOI and until the earlier of completion of the Transaction or the Termination Date, each of Enertopia and Lexaria will allow the other and their authorized representatives, including legal counsel and consultants, full, free and unfettered access to all information, books or records of such party including, but not limited to, all existing data regarding the Business in the possession of Lexaria, for the purpose of the transactions contemplated herein. Each of Enertopia and Lexaria agree that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the other, all as further set out in Section 9 hereof, provided however, that Lexaria acknowledges that Enertopia has certain disclosure obligations pursuant to securities regulatory requirements and the policies of the Canadian Securities Exchange.

9.	Confidentiality.

a.

Each of Enertopia and Lexaria acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "Confidential Information"). Each of Enertopia and Lexaria (and their respective affiliates, representative, agents and employees) will keep the Confidential Information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Definitive Agreement and the evaluation and consummation of the Acquisition provided however that this provision shall not apply to information that: (i) becomes generally available to the public absent any breach of this provision; (ii) was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or (iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

b.

Each Party hereto agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other party of the proposed disclosure, unless such disclosure is required by applicable law or regulation, and in any event the Party contemplating disclosure will inform the other Party of and obtain its consent to the form and content of such disclosure, which consent shall not be unreasonably withheld or delayed.

c.

Each Party hereto agrees that immediately upon any discontinuance of activities by either party such that the Transaction will not be consummated, each Party will return to the other all Confidential Information.

10.

Conduct of Business. During the period during which this LOI remains in effect, Lexaria and Enertopia will each conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships, preserve and protect its properties and conduct its business in compliance with all applicable laws and regulations.

11.

Termination. In the event that this LOI is not superseded by the Agreement on or before May 30, 2014, or such other date the Parties may agree to, the terms of this LOI will be of no further force or effect except for Section 7 and 9.

12.

Governing Law. This LOI shall be construed in all respects under and be subject to the laws of the Province of British Columbia and the laws of Canada applicable therein which are applicable to agreements entered into and performed within the Province of British Columbia.

13.

Execution. This LOI may be executed in one or more counterparts and a facsimile or PDF counterpart of this LOI bearing the signature of a Party hereto shall be effective for all purposes and binding on each Party hereto.

If this LOI is acceptable, please communicate your acceptance by signing below and returning such executed copy to Enertopia. Upon receipt of a signed copy, Enertopia will cause a countersigned copy to be returned

Yours very truly,

ENERTOPIA CORPORATION

Per: _________________________
                 Authorized Signatory

THIS LETTER OF INTENT is hereby accepted on the terms and conditions set forth herein this 10th day of April, 2014:

LEXARIA CORP.

Per: _________________________
                 Authorized Signatory